Exhibit 16.1

September 23, 2022

Securities and Exchange Commission
100 F Street N.E.

Washington, D.C. 20549

RE: Enviro Technologies U.S., Inc.

File Ref No: 000-30454

We have read the statements of Enviro Technologies U.S., Inc, pertaining to our firm included under Item 4.01 of Form 8-K dated September 22, 2022 and agree with such statements as they pertain to our firm. We have read Item 4.01, captioned “Changes in Company’s Certifying Accountant,” of the Current Report on Form 8-K of Enviro Technologies U.S., Inc. and are in agreement with the statements therein as they relate to our firm. We have no basis to agree or disagree with the other statements contained therein.

Sincerely,

/s/ Liggett & Webb, P.A.
Liggett & Webb, P.A.
Certified Public Accountants
Boynton Beach, Florida